Exhibit (a)(1)(vii)

LETTER FROM THRIFT PLAN AND TRUST

ADMINISTRATIVE COMMITTEE

November 3, 2005

Offer to Purchase Common Shares of First Financial Bancorp.

Dear Thrift Plan Participant:

We are enclosing materials being sent to all shareholders of First Financial Bancorp (“First Financial” or the “Company”) in connection with its recently announced offer to purchase up to 3,250,000 of the Company’s common shares, no par value, including the associated preferred share purchase rights (the “Rights”) issued under the Rights Agreement between the Company and First Financial Bank, National Association (formerly known as First National Bank of Southwestern Ohio), dated as of November 23, 1993, as amended (such shares, together with all other outstanding common shares of First Financial, and the related Rights are herein referred to as the “shares”), at a price not greater than $19.50 nor less than $17.50 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal, which together, as amended or supplemented, constitute the tender offer.

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $19.50 nor less than $17.50 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not validly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest purchase price that will allow it to purchase 3,250,000 shares, or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not withdrawn. The Company expressly reserves the right to purchase up to an additional 2% of its outstanding shares without extending the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All shareholders whose shares are purchased by the Company will receive the same purchase price for each share purchased in the tender offer. Also enclosed is a brief description of the tender offer in connection with the Company’s Thrift Plan and Trust (the “Thrift Plan”) and questions and answers describing how the process works.

If the Company is unable to purchase $63,375,000 of shares in the tender offer, it will consider, in its sole discretion, various other options for the cash, including, among other things, additional share repurchases.

As a participant in the Thrift Plan, you may elect to direct the Trustee to “tender” (offer to sell) some or all of the shares (excluding fractional shares) currently allocated to your Company Stock Fund Account in the Thrift Plan by following the procedures described in the attachments to this letter. PLEASE NOTE THAT, ALTHOUGH THE DEADLINE FOR THE TRUSTEE OF THE THRIFT PLAN (“TRUSTEE”) TO TENDER YOUR SHARES IS DECEMBER 2, 2005, YOU MUST SEND YOUR TENDER INSTRUCTION FORM TO THE TRUSTEE FOR RECEIPT BY 3:00 P.M., NEW YORK CITY TIME, TUESDAY, NOVEMBER 29, 2005. You also may direct the Trustee to withdraw any tender you have previously directed it to make pursuant to the tender offer, as long as you do so prior to Tuesday, November 29, 2005.

You may obtain information about the number of shares allocated to your Company Stock Fund Account by calling the Company’s Human Resources Department (Attention: Betty Irvine) at (866) 255-5421. You may tender some or all of such shares held in your Company Stock Fund Account (excluding fractional shares).

Before making a decision, you should read carefully the materials in the enclosed Offer to Purchase, the Notice to Thrift Plan Participants and the tan Tender Instruction Form. If you take no action, no shares in your Company Stock Fund Account will be tendered by the Trustee. The Administrative Committee and the Trustee will treat confidentially your decision whether or not to tender these shares.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE FOR A DESCRIPTION OF THESE CONDITIONS. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY’S DIRECTORS HAVE ADVISED THE COMPANY THAT THEY WILL NOT TENDER ANY OF THEIR SHARES PURSUANT TO THE TENDER OFFER.

If you direct the Trustee to tender any shares, the cash that is paid for them will be reinvested in a money market fund and then, as soon as practicable after the expiration date of the tender offer, will be reinvested in the Thrift Plan pursuant to your future contribution election in effect at the date of such reinvestment. PLEASE NOTE THAT TO THE EXTENT SUCH CASH IS NOT REINVESTED IN YOUR COMPANY STOCK FUND ACCOUNT WITHIN 90 DAYS, YOU MAY NOT QUALIFY FOR CERTAIN FAVORABLE TAX TREATMENT UPON SUBSEQUENT DISTRIBUTIONS TO YOU FROM THE THRIFT PLAN. SEE “CERTAIN TAX INFORMATION” FOLLOWING QUESTION 18 IN THE ATTACHED QUESTIONS AND ANSWERS (“Q&A”) ON THE THRIFT PLAN AND SECTION 13 OF THE OFFER TO PURCHASE.

If more shares are tendered at or below the purchase price than First Financial has offered to purchase, then the Company will only purchase a pro rata portion of any shares you direct the Trustee to tender (see Q&A #13).

IF YOU ELECT TO TENDER SHARES FROM YOUR COMPANY STOCK FUND ACCOUNT, THE ENCLOSED TAN TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY 3:00 P.M., NEW YORK CITY TIME, NOVEMBER 29, 2005. PLEASE USE THE ENCLOSED POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE TO RETURN YOUR TENDER INSTRUCTION FORM.

YOU MUST COMPLETE AND SIGN YOUR TENDER INSTRUCTION FORM. IF YOU DO NOT SIGN THE FORM, YOUR DIRECTIONS WILL NOT BE ACCEPTED AND THE TAN INSTRUCTION FORM, AS WELL AS YOUR DIRECTIONS, WILL BE VOID.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, TAKE NO ACTION.

ADMINISTRATIVE COMMITTEE

First Financial Bancorp

Thrift Plan and Trust

2

Upon the terms and subject to the conditions of the tender offer, if more than 3,250,000 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the purchase price selected by the Company, the Company will purchase shares on the following basis:

(a) First, all shares properly tendered before the Expiration Date from all holders of Odd Lots (as defined in the Offer To Purchase) who (1) tender all shares owned beneficially or of record at a price at or below the purchase price (partial tenders will not qualify for this preference), and (2) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

(b) Second, subject to the conditional tender provisions in Section 6 of the Offer To Purchase, all other shares properly tendered at or below the purchase price selected by the Company, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares; and

(c) Third, only if necessary to permit the Company to purchase 3,250,000 shares (or such greater number of shares as the Company may elect to purchase subject to applicable law), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) before the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of the tender offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Company by Stifel, Nicolaus & Company, Incorporated, the Dealer Manager for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

3

QUESTIONS AND ANSWERS ON

THRIFT PLAN TENDER RIGHTS AND PROCEDURES

A. DESCRIPTION OF THE TENDER OFFER

1.	What is the tender offer?

On November 3, 2005, First Financial offered to purchase up to 3,250,000 of its common shares at a price not greater than $19.50 nor less than $17.50 per share. This tender offer will be open from Thursday, November 3, 2005 until it expires at 5:00 p.m., New York City time, Friday, December 2, 2005, unless it is extended by the Company. Thrift Plan participants who hold shares in the Company Stock Fund (“Plan Shares”) may provide for the tender of Plan Shares for purchase pursuant to this tender offer by so indicating on the enclosed tan Tender Instruction Form and returning it as directed no later than 5:00 p.m., New York City time, on Friday, December 2, 2005. The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $19.50 nor less than $17.50 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest purchase price that will allow it to purchase 3,250,000 shares or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. The Company expressly reserves the right, in its sole discretion, to purchase up to an additional 2% of its outstanding shares without extending the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All shareholders whose shares are purchased by the Company will receive the purchase price for each share purchased in the tender offer. This process is known as a “Dutch Auction”.

If the number of shares tendered at or below the purchase price selected by the Company exceeds the total number of shares to be purchased, all shares tendered at or below the purchase price selected by the Company would be accepted on a pro rata basis. “Pro rata” simply means that each person can sell an equal proportion of the shares offered to the Company. For example, if the number of shares tendered at or below the purchase price (assume, 6,500,000) exceeds the number to be purchased, 3,250,000, the Company would calculate a proration percentage which would equal 50%, the ratio of the total number of shares to be purchased, 3,250,000, divided by the total number of shares tendered at or below the purchase price, 6,500,000. Therefore, if you tendered 1,000 shares at or below the purchase price, the Company would purchase 500 shares at the final purchase price. If the total number of your shares (including those held under the Thrift Plan or otherwise) is less than 100 and you tender all those shares at or below the purchase price, then the proration percentage will not be applied to your tendered shares and the Company will, instead, buy all of your tendered shares. (If you hold fewer than 100 shares, you must check the first box on the tan Tender Instruction Form to avoid proration.)

The tender offer is fully described in the Offer To Purchase provided to you. PLEASE READ IT CAREFULLY.

2.	If I tender my shares, will I receive any dividends declared by the Company in the future?

Until we close the Offer to Purchase and accept tendered shares, shareholders will be entitled to any dividends declared and having a record date prior to the close of the offer (presently December 2, 2005). On November 2, 2005, we announced that our Board of Directors declared a $0.16 per share cash dividend to shareholders of record on December 1, 2005. The dividend will be paid on January 2, 2006. Therefore, because we will not complete the tender offer any earlier than December 2, 2005, both shareholders who tender and shareholders who do not tender their shares will be entitled to the $0.16 per share cash dividend, provided, that such shareholders own the shares on December 1, 2005. However, after the purchase of your shares in the offer, you will not be entitled to receive other future dividends.

3. What are my rights under the tender offer?

The records of the Thrift Plan indicate that Plan Shares are allocated to your Account under the Thrift Plan as a result of your election to invest in the Company Stock Fund. You may tender some or all of these shares. Since all of these Plan Shares are held in trust for your benefit, they are registered in the name of the Trustee. Consequently, the Trustee will actually tender Plan Shares in accordance with your directions.

YOU MUST DIRECT THE TRUSTEE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF SO, AT WHICH PRICE OR PRICES YOU WANT TO TENDER. THE TRUSTEE WILL TENDER YOUR PLAN SHARES ONLY IF DIRECTED. IF YOU DO NOT COMPLETE THE ENCLOSED TAN TENDER INSTRUCTION FORM AND RETURN IT TO THE TRUSTEE FOR RECEIPT NOT LATER THAN 3:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 29, 2005, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER AND NO PLAN SHARES CREDITED TO YOUR COMPANY STOCK FUND ACCOUNT WILL BE TENDERED BY THE TRUSTEE IN THE TENDER OFFER.

The trustee of our Thrift Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender Plan Shares at a price that is lower than the closing price of our common shares on the Nasdaq National Market on the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common shares on the Nasdaq National Market on the Expiration Date. This could result in such Plan Shares not being purchased in the offer.

4.	Which documents did I receive in the tender offer materials and what is their purpose?

You received the following materials in this mailing:

•	Letter from the Company. This announces the tender offer.

•	Offer to Purchase dated November 3, 2005. This document (white, bound document) describes the tender offer. PLEASE READ IT CAREFULLY.

•	Letter of Transmittal. This document (long blue document) is part of the tender offer and therefore is being provided to you. However, it does not apply to or provide detailed instructions for tendering Plan Shares. Do NOT use it to tender Plan Shares. If you hold shares outside of the Thrift Plan, please refer to this blue Letter of Transmittal for instructions on how to tender those shares.

•	Letter from the Thrift Plan and Trust Administrative Committee.

•	Notice to Thrift Plan Participants (white document you are reading) which includes Questions and Answers on Thrift Plan Tender Rights and Procedures, as well as information about the Thrift Plan and the tender offer.

•	Tender Instruction Form (tan form). YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES. THIS DOCUMENT MUST BE USED IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

•	Reply Envelope. A postage pre-paid, pre-addressed envelope for your reply.

5.	How do I direct the Plan Trustee?

The only way that you can tender your Plan Shares is by completing the tan Tender Instruction Form as described, signing and returning it to the Trustee who will process your instructions. The address you should use to return the tan Tender Instruction form is on the postage paid, pre-addressed return envelope. In an emergency, you may overnight your completed tan Tender Instruction Form to: First Financial Bancorp., Human Resources Department (Attention: Betty Irvine), 300 High Street, Hamilton, Ohio 45011, or you may fax it to (513) 785-3430.

THE TAN TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BEFORE 3:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 29, 2005. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

•	INSTRUCTIONS. Read carefully and follow exactly the instructions in the Letter from the Thrift Plan Administrative Committee and the tan Tender Instruction Form. These will tell you how to direct the Plan Trustee regarding your Plan Shares.

•	FORM. Complete the enclosed tan Tender Instruction Form.

•	SHARES. Designate on the tan Tender Instruction Form the number of Plan Shares (excluding fractional shares) you wish to be tendered. Please call the Company’s Human Resources Department (Attention: Betty Irvine) at (866) 255-5421 for help in determining the number of shares held in your Company Stock Fund Account.

•	PRICE. Designate on the tan Tender Instruction Form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of the Company purchasing the Plan Shares you tender by electing to accept whatever purchase price is determined by the Company pursuant to the tender offer process. Note that this election could have the effect of decreasing the price at which the Company purchases tendered shares because the shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also note that this election could result in you receiving a price per share as low as $17.50 or as high as $19.50.

•	SIGNATURE. You must sign the tan Tender Instruction Form to complete your instruction. Unless you sign the tan Tender Instruction Form, your direction cannot be honored and the tan Tender Instruction Form will be void.

•	MAILING. A pre-addressed return envelope has been enclosed with your tender materials. Use this postage paid envelope to return your completed tan Tender Instruction Form if you wish to have the Plan Trustee tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

6.	How do I send instructions to the Trustee?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your tan Tender Instruction Form to the Trustee for the Thrift Plan in the postage paid, pre-addressed reply envelope that has been provided for your reply. In an emergency, you may overnight your completed tan Tender Instruction Form to: First Financial Bancorp., Human Resources Department (Attention: Betty Irvine), 300 High Street, Hamilton, Ohio 45011, or you may fax it to (513) 785-3430.

7.	Must I provide directions to the Trustee?

You must respond IF you wish the Trustee to tender your Plan Shares. DO NOT RESPOND IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES.

8.	How many Plan Shares may I tender and how do I learn that number?

You may determine the number of Plan Shares that you hold under the Thrift Plan by calling the Company’s Human Resources Department (Attention: Betty Irvine) at (866) 255-5421. This information will be updated from time to time to reflect contributions and dividends. You may tender all or any number of such shares (excluding fractional shares, if any).

9.	What if I have shares in my Thrift Plan account and hold shares outside of the Thrift Plan?

If you have shares in the Thrift Plan and own other shares (either in your possession or held by a brokerage firm) outside of the Thrift Plan, you will receive two or more sets of tender offer materials. You should be careful to follow the directions that apply to each kind of shares.

10.	Who will know whether I tendered my Plan Shares?

Your directions to the Trustee are CONFIDENTIAL. Individual instructions will only be disclosed to the recordkeeper as necessary to complete the tender offer.

11.	Can I change my mind and direct the Trustee to withdraw my Plan Shares that I directed to be tendered?

Yes, but only if you perform the following steps:

•	You must send a signed notice of withdrawal to the Trustee for the Thrift Plan.

•	The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Trustee for the Thrift Plan at fax number (513) 785-3430, Human Resources Department (Attention: Betty Irvine).

•	The notice of withdrawal must state your name, social security number, the number of Plan Shares that you wish to withdraw from the tender offer and that you are directing the Trustee to withdraw Plan Shares that you previously directed the Plan Trustee to tender on your behalf.

•	The notice of withdrawal must be received by the Trustee before 3:00 p.m., New York City time, on Tuesday, November 29, 2005.

12.	Can I direct the Trustee to re-tender my Plan Shares?

Yes. If, after directing the Plan Trustee to withdraw your Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares, you must complete another tan Tender Instruction Form and return it to the Trustee for receipt by 3:00 p.m., New York City time, on Tuesday, November 29, 2005. You may obtain another copy of the tan Tender Instruction Form by faxing your request to (513) 785-3430 Attention: Human Resources Department.

B. RESULTS OF THE TENDER OFFER: SHARES SOLD AND PRICE RECEIVED

13.	Will all Plan Shares that I direct the Trustee to tender be purchased?

This depends upon the total number of shares tendered and the price or prices at which you tender. If you tender shares at a price above the purchase price determined by the Company pursuant to the tender offer, your shares will not be purchased. If you tender your shares at or below the purchase price or you elect to tender your shares at whatever purchase price determined by the Company pursuant to the tender offer process, and if more shares are tendered at or below the purchase price by all shareholders than the Company had offered to or has determined, subject to applicable law, to purchase, then the Company will purchase a pro rata portion of the shares that you directed to be tendered. See Q&A #1 for a description of how the proration process works.

The trustee of our Thrift Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender Plan Shares at a price that is lower than the closing price of our common shares on the Nasdaq National Market on the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common shares on the Nasdaq National Market on the Expiration Date. This could result in such Plan Shares not being purchased in the offer.

Plan Shares held in your Company Stock Fund Account that are not accepted will remain in the Company Stock Fund subject to normal Thrift Plan rules.

14.	How will I know if my Plan Shares have been purchased?

After the tender offer has expired, all tender directions will be tabulated, which may take up to 5 to 7 days. Soon thereafter you will be sent a statement of the number of your Plan Shares which were accepted.

C. OPERATION OF THE THRIFT PLAN DURING THE TENDER OFFER

15.	What happens to Company Stock Fund contributions made after November 3, 2005?

Contributions made to the Thrift Plan after November 3, 2005, will be allocated and invested in accordance with the investment elections in effect at the time of the contribution. No transactions in the Company Stock Fund will take place on the day that Plan Shares are deemed withdrawn from the Fund for purposes of complying with participant directions to participate in the tender offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

16.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the tender offer but before the tender offer expires?

Distributions and withdrawals from the Thrift Plan and transfers into or out of the Company Stock Fund will be processed in accordance with normal procedures. No transactions in the Company Stock Fund will take place on the day that Plan Shares are deemed withdrawn from the Fund for purposes of complying with participant directions to participate in the tender offer. These transactions will be processed beginning on the first business day following such deemed withdrawal.

17.	Will I be taxed on any proceeds received in 2005 from the shares that I tender under the Thrift Plan?

No. Since tender offer proceeds received from Plan Shares will be received by and held in the Thrift Plan, they will not be subject to current income taxes.

D. REINVESTMENT OF TENDER OFFER PROCEEDS

18.	How will the Thrift Plan invest the proceeds received from the Plan Shares that are tendered?

Proceeds received from this tender offer will be reinvested by the Trustee in a money market fund and reinvested in the investment funds you have selected under the Thrift Plan as soon as practicable in accordance with your future contribution election in effect at the date of such reinvestment.

E. CERTAIN TAX INFORMATION

Participants in the Thrift Plan should be aware that the reinvestment of the cash proceeds received in the tender offer may, in certain circumstances, result in certain tax consequences to those participants who, as part of the ultimate distributions of their accounts, would receive shares.

Special tax rules apply to certain distributions from the Thrift Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (which will vary depending on whether the distribution qualifies for lump sum treatment) will be deferred until the shares are sold following distribution. Moreover, if shares are disposed of prior to a distribution, as would be the case in the tender offer, and the proceeds of such disposition are reinvested within 90 days thereafter in the Company Stock Fund, the cost or other basis of such newly acquired shares for NUA purposes will be the cost or other basis of the tendered shares.

Accordingly, if the cash proceeds receivable upon the tender of shares is not reinvested in the Company Stock Fund under the Thrift Plan within 90 days, the opportunity to retain for NUA purposes the cost or other basis of the shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. You are strongly urged to consult with your tax advisor as to the issues described above.

FIRST FINANCIAL BANCORP.

NOTICE TO THRIFT PLAN PARTICIPANTS

November 3, 2005

TO:	All Participants in the First Financial Bancorp Thrift Plan (the “Thrift Plan”) with Accounts Invested in the Company Stock Fund

First Financial Bancorp (“First Financial” or the “Company”) has initiated an offer to purchase up to 3,250,000 of its outstanding common shares, no par value, including the associated preferred share purchase rights (the “Rights”) issued under the Rights Agreement between the Company and First Financial Bank, National Association (formerly known as First National Bank of Southwestern Ohio), dated as of November 23, 1993, as amended (such shares, together with all other outstanding common shares of the Company and the related Rights are referred to herein as the “shares”), at a price not greater than $19.50 nor less than $17.50 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 2005 and in the related blue Letter of Transmittal (which together, as amended or supplemented, constitute the tender offer).

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $19.50 nor less than $17.50 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not validly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest purchase price that will allow it to purchase 3,250,000 shares, or such lesser number as are validly tendered and not validly withdrawn pursuant to the tender offer. The Company expressly reserves the right, in our sole discretion, to purchase up to an additional 2% of its outstanding shares without extending the tender offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. All shareholders whose shares are purchased by the Company will receive the same purchase price for each share purchased in the tender offer.

The tender offer is an element of our overall plan to return approximately $63,375,000 of capital to our shareholders. If we are unable to purchase $63,375,000 of shares in the tender offer, we will consider, in our sole discretion, various other options for the cash, including, among other things, additional share repurchases.

The tender offer became effective on November 3, 2005, and will expire at 5:00 p.m., New York City time, on Friday, December 2, 2005, unless the tender offer is extended by the Company. You, as a Thrift Plan participant, may participate in this tender offer by instructing the Trustee of the Thrift Plan (no later than 3:00 p.m., New York City time, on Tuesday, November 29, 2005) to tender the shares in your Company Stock Fund Account (“Plan Shares”) for purchase by the Company.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

Enclosed with this notice is a copy of documents describing the tender offer which have been furnished to holders of shares. Please read these materials so that you may properly make your decision regarding this tender offer.

A tan Tender Instruction Form is also enclosed for you to use to direct the Plan Trustee regarding the tender offer. IF NO DIRECTION IS RECEIVED, THE TRUSTEE WILL NOT TENDER ANY OF YOUR PLAN SHARES AND THEY WILL REMAIN IN THE THRIFT PLAN IN YOUR COMPANY STOCK FUND ACCOUNT.

DO NOT CALL THE TRUSTEE, THE ADMINISTRATIVE COMMITTEE OR YOUR BENEFITS ADMINISTRATOR TO GIVE YOUR DECISION REGARDING THE OFFER. YOU MAY ONLY RESPOND BY COMPLETING AND MAILING THE ENCLOSED TAN TENDER INSTRUCTION FORM.

TENDER INSTRUCTION FORM

FOR SHARES IN FIRST FINANCIAL BANCORP.

THRIFT PLAN AND TRUST

(NOTE: Before completing this Tender Instruction Form, you should refer to the attached Letter from the Administrative Committee of First Financial Bancorp. Thrift Plan and Trust (the “Thrift Plan”). If you wish to tender different groups of shares at different prices, you must complete a separate tan Tender Instruction Form for each group of shares which will have a different price.)

TO THE TRUSTEE OF THE THRIFT PLAN:

I am a participant in the above-referenced Thrift Plan who has invested all or a portion of my Account in the Company Stock Fund and, as such, I have received a copy of the Offer to Purchase dated November 3, 2005, (the “Offer to Purchase”) and related Letter of Transmittal, as amended or supplemented, relating to the tender offer by First Financial Bancorp., an Ohio corporation (“First Financial” or the “Company”), to purchase up to 3,250,000 of its outstanding common shares, no par value, including the associated preferred share purchase rights (the “Rights”) issued under the Rights Agreement between the Company and First Financial Bank, National Association (formerly First National Bank of Southwestern Ohio), dated as of November 23, 1993, as amended (such shares, together with all other outstanding common shares of First Financial and the related Rights, are herein referred to as the “shares”) at a price not greater than $19.50 nor less than $17.50 per share, without interest.

I wish to direct you to tender the shares in my Company Stock Fund Account as indicated below:

TENDER INSTRUCTIONS

☐	Odd lot. By checking this box, I represent that I own beneficially or of record an aggregate (including shares held beneficially or of record in the Thrift Plan or the Company’s Dividend Reinvestment and Share Purchase Plan or otherwise) of fewer than 100 shares, and I am instructing the Trustee to tender all shares held in my Company Stock Fund Account in the Thrift Plan. My indication as to whether I wish to tender my shares at the price determined by the tender offer or at the price or prices I specify is indicated below.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE

TENDER OFFER

☐        By checking this box, I represent that I want to maximize the chance of having First Financial purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I wish to have
the Trustee tender             % of the shares held in my Company Stock Fund Account (please enter the applicable percentage - not to exceed 100%) and I am willing to accept the purchase price determined by First Financial pursuant to the tender offer. Note that this election could have the effect of decreasing the price at which the Company purchases tendered shares because the shares tendered using this election will effectively be considered available for purchase at the minimum price of $17.50 per share. Also note that this election could result in my receiving a price per share of as low as $17.50 or as high as $19.50. I understand and acknowledge that this election could result in my shares being purchased at the minimum price of $17.50 per share.

-OR-

SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I wish to have the Plan Trustee tender at the price checked             % of the shares held in my Company Stock Fund Account (please enter the applicable percentage – not to exceed 100%). I understand that this action could result in none of my shares being purchased if the actual purchase price for the shares is less than the price that I have checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by First Financial will be purchased at the purchase price so determined. A shareholder who desires to tender shares at more than one price must complete a separate tan Tender Instruction Form for each price at which shares are tendered.

☐	$17.50	☐	$18.00	☐	$18.50	☐	$19.00	☐	$19.50
☐	$17.75	☐	$18.25	☐	$18.75	☐	$19.25

The trustee of our Thrift Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the plan elects to tender shares at a price that is lower than the closing price of our common shares on the Nasdaq National Market on the Expiration Date, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common shares on the Nasdaq National Market on the Expiration Date. This could result in such shares not being purchased in the offer.

I have read and understand the Offer to Purchase and related Letter of Transmittal and the Letter from the Administrative Committee and I agree to be bound by the terms of the tender offer. I hereby direct the Trustee to tender these shares on my behalf and to hold and invest the proceeds from the sale of these shares in a money market fund, to be invested as soon as practicable after the expiration of the tender offer in the Thrift Plan pursuant to my future contribution election in effect at the time of such reinvestment. I understand and declare that if the tender of my shares is accepted, the payment therefor will be full and adequate compensation for these shares in my judgment.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER	PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER

NOTE: THIS TENDER INSTRUCTION FORM MUST BE COMPLETED AND SIGNED IF SHARES HELD IN THE THRIFT PLAN ARE TO BE TENDERED. IF THE FORM IS NOT SIGNED, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED. PLEASE RETURN THIS TENDER INSTRUCTION FORM TO THE TRUSTEE FOR THE THRIFT PLAN, USING THE POSTAGE PAID, PRE-ADDRESSED REPLY ENVELOPE PROVIDED WITH YOUR TENDER MATERIALS. YOUR INSTRUCTION FORM MUST BE RECEIVED BY 3:00 P.M., NEW YORK CITY TIME, NOVEMBER 29, 2005. IN AN EMERGENCY, YOU MAY OVERNIGHT YOUR TENDER INSTRUCTION FORM TO: FIRST FINANCIAL BANCORP., HUMAN RESOURCES DEPARTMENT (ATTENTION: BETTY IRVINE), 300 HIGH STREET, HAMILTON, OHIO 45011, OR YOU MAY FAX IT TO (513) 785-3430.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

2